EXHIBIT 23.3


                              ACCOUNTANTS' CONSENT


THE BOARD OF DIRECTORS
HIGHWOODS PROPERTIES, INC.

         We consent to the incorporation by reference in the Prospectus of Highwoods/Forsyth Limited Partnership relating to the sale of $100,000,000 _____% Notes due December 1, 2003 and $100,000,000 _____% Notes due December 1, 2006 (the "Prospectus"), which Prospectus is a part of the registration statement on Form S-3 (File No. 333-3890-01), of our report dated March 4, 1996, with respect to the consolidated balance sheet of Crocker Realty Trust, Inc.
as of December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, and our report dated February 3, 1995 with respect to the balance sheets of Crocker Realty Investors, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity and cash flows for the years then ended, and our report dated February 23, 1995 with respect to the balance sheet of Crocker & Sons, Inc. as of December 31, 1994, and the related statements of operations, stockholders' equity and cash flows for the year then ended which reports appear in the Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended on June 3, 1996 and June 18, 1996. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.



KMPG PEAT MARWICK LLP

Fort Lauderdale, Florida
November 14, 1996




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